Exhibit 10.1

TURBOCHEF TECHNOLOGIES, INC.
STOCK OPTION MODIFICATION AGREEMENT

Name of Option Holder:
Options:

Grant Date	Original Grant*	Price*	Option Shares Subject to this Agreement*	Vesting/Release Date

*As adjusted for 12/27/04 1-for-3 reverse split

This document sets forth a proposal to amend the terms of your stock options. Please sign this agreement only after you fully understand the new terms and conditions that will apply to your stock options. [Note: The stock options listed above reflect our record of outstanding stock options granted to you under the Company’s 2003 Stock Incentive Plan that were not yet vested on December 31, 2005. However, that list is only for convenient reference and this Agreement neither adds nor cancels any stock options, but it will apply to all of your stock options that become vested early as of December 31, 2005 (“Accelerated Options”).]

What the Company is Offering:     Effective December 31, 2005 all stock options that were granted to you will be fully vested. You would be able to exercise all stock options that you hold at any time until they expire as provided in your Option Certificate for vested options. As an example, if you quit or your employment was terminated by the Company without cause on February 15, then you could exercise the Accelerated Options through the close of business on May 15, three months after termination.

What You are Asked to Agree to:     If you exercise an Accelerated Option before the original vesting date (which will now be called the “Release Date”), then you agree that until the Release Date (whether or not you are still employed by the Company) you will not sell, pledge, encumber (hypothecate or borrow against) or otherwise transfer, including by making a gift, the shares that you bought by exercising the option, except as the Company may permit. For example, you would not be able to sell shares to raise the money to exercise the option (a “cashless exercise”) before the Release Date for those options.

You agree that the certificate issued to represent shares you purchase by exercising an Accelerated Option before the Release Date, at the Company’s discretion may contain a legend reflecting these restrictions and be delivered to the Company and held in safe keeping by the Company until the Release Date.

Additional Information:     You will otherwise have all rights in any shares you purchase through exercise of an Accelerated Option before the Release Date, including, for example, the right to vote the shares and receive any dividends issued.

The Release Date, the date upon which you may begin selling shares you purchase through the exercise of Accelerated Options, will automatically be re-set to an earlier date upon a change of control of the Company to the date your options would have become vested early under the terms of your option certificate, but regardless of whether you are still employed at the time of the change of control. Except as provided herein, the terms and conditions of your Accelerated Options shall remain unchanged, and this Agreement shall have no effect on the terms and conditions applicable to any stock option that is already vested prior to December 31, 2005.

TURBOCHEF TECHNOLOGIES, INC.	I agree to the foregoing modification to all of my outstanding non-vested stock options.
By: ___________________________________ Dennis J. Stockwell Vice President and General Counsel	_____________________________________ Optionee